Exhibit 10.29

September 1, 2006

Sabine Pass LNG-GP, Inc.

717 Texas Avenue

Suite 3100

Houston, Texas 77002

Attention: President

Re: Management Services Agreement dated February 25, 2006 (“Management Agreement”), between Sabine Pass LNG – GP, Inc. (“Manager”) and Sabine Pass LNG, LP (“Project Company”)

Gentlemen:

Except as otherwise defined herein, all capitalized terms shall have the meaning set out in the Management Agreement.

Currently, pursuant to Section 11.2 of the Management Agreement, Cheniere LNG Terminals, Inc. (“Terminals”), directly or through its Affiliates, provides to Manger technical, financial, staffing and related support necessary in order to allow Manager to meet its obligations to the Project Company under the Management Agreement. This letter agreement memorializes the agreement of the parties to continue such support in return for reimbursement and payments provided below.

1. Effective as of the above date, Terminals agrees to continue to provide or cause to be provided the technical, financial, staffing and related support to Manger to allow Manager: (i) to provide to Project Company all Services including, without limitation, preparation of the Budget For Management Services, and (ii) to otherwise meet Manager’s other obligations, all as contemplated by the Management Agreement.

2. In consideration of the support provided and to be provided by Terminals under paragraph 1 above, Manger agrees to pay Terminals, within 30 days of receipt of an invoice therefor: (i) the Manager Fees payable under Article 6 of the Management Agreement, and (ii) any Ancillary Expenses and/or Monthly Expenditures incurred on behalf of Manager by Terminals or its Affiliates.

3. This letter agreement is solely and exclusively between Terminals and Manager, and any obligations created herein shall be the sole obligation of the parties hereto. Neither party shall have any recourse to any parent, partner, subsidiary joint venture, Affiliate, director or officer of the other party for the performance of such obligations, unless such obligations are assumed in writing by the person against whom recourse is sought. The aggregate amount of damages, compensation, or other liabilities payable by Terminals under this letter agreement shall be limited to, and shall in no event exceed in any year, an amount equal to the amount paid to Manager pursuant to Sections 6.1 and 6.2 of the Management Agreement.

4. This letter agreement may be terminated by Manager on sixty (60) days advance written notice to Terminals, whereupon Terminals shall be entitled to receive all amounts incurred and due and payable hereunder, through the effective date of such termination.

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Sincerely,

Cheniere LNG Terminals, Inc.

By	/s/ Keith Meyer
Title	President

Agreed as of

the above date:

Sabine Pass LNG-GP, Inc.

By:	/s/ Stanley C. Horton
Title:	Chief Executive Officer